NEWS RELEASE

FOR IMMEDIATE RELEASE
For more information, contact:
Carrie Schafer
Executive Director, Public Relations
Phone: (303) 804-4075
E-mail: carrie_schafer@csgsystems.com

ENGLEWOOD, Colo. (May 13, 2002)- CSG Systems (NASDAQ: CSGS) today announced that AT&T Broadband has filed a demand to arbitrate certain disputes under the companies' long term contract. CSG emphatically denied the allegations in the arbitration demand and characterized it as AT&T's latest effort to pressure CSG into renegotiating the companies' 15-year exclusive agreement.

AT&T Broadband's demand for arbitration, which was filed Friday afternoon, is the latest chapter in a dispute between the two companies relating to CSG's obligations under a Master Subscriber Management System Agreement entered into in 1997. On March 13, AT&T Broadband sent CSG a notice that it intended to arbitrate some of the claims set forth in its new demand. Shortly thereafter, AT&T sought an injunction in Colorado State Court that would have required CSG to provide it with data that could be used to deconvert subscribers off of CSG's systems. A Colorado judge dismissed AT&T's lawsuit on April 15 and AT&T is reraising its claims in the arbitration.

"There is nothing particularly new here," said Joseph Ruble, CSG's general counsel and senior vice president of corporate development. "CSG continues to believe that AT&T's claims are without merit and we will vigorously defend ourselves in the arbitration. We view this as AT&T's latest attempt to extract concessions from CSG and we expect that the arbitration will shed light in AT&T's true motives."

In its demand for arbitration, AT&T Broadband identified three primary claims. First, AT&T claims that CSG has "interfered" with AT&T Broadband's "right" to provide aggregated billing services to its subscribers. In particular, AT&T contends that CSG has not cooperated with AT&T in utilizing another vendor to provide aggregated billing services and that CSG has improperly asserted its exclusivity rights. Second, AT&T claims that CSG has breached the Most Favored
Nations clause of the Master Agreement.   And finally, AT&T claims that CSG has
violated its obligation to provide AT&T with its customer data in a deconversion format.

In the arbitration, AT&T seeks a "declaration" that it is entitled to terminate the Master Agreement on its fifth anniversary (Aug. 10, 2002) or at any time on 90 days written notice to CSG. If AT&T elects to terminate the contract, it seeks full cooperation from CSG for whatever period of time it takes to convert AT&T's 15.5 million subscribers to another vendor's customer care and billing
system.  In addition, AT&T is seeking unspecified damages from CSG.   AT&T is
seeking an expedited hearing as well as immediate access to its customer data in a deconversion format.

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About CSG Systems

With worldwide headquarters in Englewood, Colo., CSG Systems is a subsidiary of CSG Systems International, Inc. (NASDAQ: CSGS) CSG and its wholly-owned affiliates serve more than 230 service providers in nearly 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG's unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our website at www.csgsystems.com.